Filed Pursuant to Rule 424(b)(3)

Registration No. 333-269448

PROSPECTUS SUPPLEMENT NO. 2

(to prospectus dated May 30, 2023)

AlTi Global, Inc.

Shares of Class A Common Stock

Warrants to Purchase Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 30, 2023, with respect to our Registration Statement on Form S-1 (File No. 333-269448) (as supplemented to date, the “Prospectus”), with the information contained in the attached Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Capitalized terms used but not defined in this prospectus supplement will have the meanings given to them in the Prospectus.

Our shares of Class A Common Stock and public warrants are traded on the Nasdaq Capital Market under the symbols “ALTI” and “ALTIW,” respectively. On June 5, 2023, the closing price of the Class A Common Stock was $5.37 per share, and the closing price of the public warrants was $1.35 per warrant.

Investing in our securities involves risks. You should carefully read the discussion in “Risk Factors” beginning on page 7 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 6, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 31, 2023

AlTi Global, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-40103	92-1552220
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, 21st Floor

New York, New York 10022

(Address of Principal Executive Offices)

(212) 396-5904

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A common stock, par value $0.0001 per share	ALTI	Nasdaq Capital Market
Warrants, each whole warrant exercisable for one Class A common stock at an exercise price of $11.50	ALTIW	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2023, AlTi Global, Inc. (the “Company”) announced the resignation of Christine Zhao as Chief Financial Officer of the Company. Ms. Zhao’s resignation will become effective on June 15, 2023, and prior to that date she will assist the Company with transition matters.

The Company also announced that Reid Parmelee, the Company’s Global Controller, has been appointed interim Chief Financial Officer. Mr. Parmelee will continue in his current capacity as Global Controller. Mr. Parmelee has served as Global Controller since October 2021. The Company has engaged a global executive search firm and commenced its search for a permanent successor to Ms. Zhao.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

The following exhibits are being filed herewith:

Exhibit No.	Description

99.1	Press Release of AlTi Global, Inc., dated June 1, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2023	ALTI GLOBAL, INC.

/s/ Michael Tiedemann
Name: Michael Tiedemann
Title: Chief Executive Officer

Exhibit 99.1

AITi Global Announces CFO Transition

June 1, 2023

NEW YORK—(BUSINESS WIRE)—Jun. 1, 2023— AITi Global, Inc. (NASDAQ: ALTI) (“AITi” or the “Company”), a leading independent global wealth and asset manager, today announced that Christine Zhao will be stepping down as Chief Financial Officer, effective June 15. Reid Parmelee, AITi’s Global Controller, has been appointed interim CFO to ensure an orderly transition and continuation of leadership. Mr. Parmelee will continue in his current capacity as Global Controller. Ms. Zhao will remain with the Company in the coming weeks to support a seamless process. The Company has engaged a global executive search firm and commenced its search for a successor.

“We want to thank Christine for her leadership in positioning AITi for the long term,” said Michael Tiedemann, Chief Executive Officer of AITi Global. “Having successfully seen the company through a multi-jurisdictional transaction and a successful Nasdaq listing process, Christine has decided to move on to pursue other business interests. Her valuable contributions and hard work have strategically positioned AITi to execute our initiatives as a leading global, publicly listed wealth and alternative asset manager. We wish Christine the best in her future endeavors.”

Additional Details

Reid Parmelee has served as Global Controller for AITi since October 2021. He brings deep accounting and financial reporting experience in the financial services industry. Before joining AITi, Mr. Parmelee served as a Controller for Prospect Capital, a publicly-traded Business Development Company. He started his career at PwC as an auditor and then joined the Transaction Services practice, where he advised companies and private equity firms on capital markets transactions, valuations, and financial due diligence for M&A engagements. Mr. Parmelee holds a Bachelor of Arts from the University of Chicago.

About AITi

AITi is a leading independent global wealth and asset manager providing entrepreneurs, multi-generational families, institutions, and emerging next-generation leaders with fiduciary capabilities as well as alternative investment strategies and advisory services. AITi’s comprehensive offering is underscored by a commitment to impact or values-aligned investing and generating a net positive impact through its business activities. The firm currently manages or advises on approximately $67 billion in combined assets and has an expansive network with over 460 professionals across three continents. For more information, please visit us at www.Alti-global.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20230601005837/en/

Lily Arteaga

Head of Investor Relations

AITi Global, Inc.

investor@alti-global.com

Source: AITi Global, Inc.